Krispy Kreme Contact:
Brian K. Little
FOR IMMEDIATE RELEASE	336-726-8825
blittle@KrispyKreme.com

KRISPY KREME APPOINTS KENNETH A. MAY AS ITS NEW PRESIDENT AND CHIEF
OPERATING OFFICER

Winston-Salem, NC – November 28, 2011 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that Kenneth A. May has joined the Company as its new President and Chief Operating Officer. Mr. May, age 51, will report to Chief Executive Officer James H. Morgan, and will be responsible for all of the Company’s operating segments.

Mr. May is a highly respected business leader with more than 25 years of operational, retail, supply chain and brand experience. As part of a successful career with FedEx Corporation, he served as President and Chief Executive Officer of FedEx Kinko’s Office and Print Centers, and led the integration of Kinko’s into FedEx. Following the integration, Mr. May was responsible for the strategic direction, growth and development for more than 1,800 retail locations and 22,000 employees in 11 countries, and $2 billion in revenue. Prior to his assignment at FedEx Kinko’s, Mr. May held various positions throughout FedEx, including Senior Vice President of U.S. Operations for FedEx Express, FedEx’s largest division with over 62,000 employees. Most recently, he served as President of ES3, LLC, a logistics company that uses advanced robotic technology to make supply chain operations more efficient and profitable for manufacturers and retailers.

Mr. May is a former board member of P.F. Chang’s China Bistro, Inc. and was national Chairman of the Board of Trustees for the March of Dimes in 2010.

“Krispy Kreme is a special place to work, and we could not be more excited about having an experienced and natural corporate leader like Ken May join our team,” Jim Morgan commented. “There was considerable interest in this opportunity, and it was critical that we seek out someone with a unique combination of big brand experience, retail customer engagement, proficiency in delivering quality products and services, an understanding of complex logistical operations, and familiarity with both domestic and international operations. We were able to find all of those qualifications in Ken May.

“Ken both understands and believes in the Krispy Kreme mission to touch and enhance lives, and like our entire senior leadership, is deeply committed to the success of both team members and franchisees,” Morgan added.

“Being invited to join Krispy Kreme and be a part of taking this iconic brand to the next level is a once in a lifetime opportunity,” May commented. “I am delighted to be here, and look forward to contributing to Krispy Kreme’s ongoing success and development.”

About Krispy Kreme
Krispy Kreme (NYSE: KKD) is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 675 locations in 21 countries around the world. Visit us at www.krispykreme.com.